Exhibit 99.1

California Pizza Kitchen, Inc. Updates Second Quarter 2010 Earnings Guidance

LOS ANGELES--(BUSINESS WIRE)--June 21, 2010--California Pizza Kitchen, Inc. (NASDAQ:CPKI) today announced updated earnings guidance for the second quarter ending July 4, 2010.

During its May 6, 2010 conference call, the Company forecasted second quarter comparable full service restaurant sales in the range of negative 0.5% to negative 2.5% and earnings of $0.24 to $0.26 per diluted share. Based upon interim results, management is now forecasting comparable full service restaurant sales of negative 6.0% to negative 7.0% for the second quarter and earnings of $0.10 to $0.15 per diluted share. Actual April and May comparable restaurant sales were negative 2.7% and negative 7.9%, respectively. The Company expects to provide additional details in its second quarter sales pre-announcement on July 14, 2010 and later in its August 5, 2010 earnings release and conference call.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, stated, “We attribute this softer top-line primarily to timing as we lap our successful 2009 Thank You Card Program. Weaker than forecasted May and June-to-date comparable restaurant sales will have a deleveraging effect on our P&L and a decline in earnings from previous guidance. The combination of a volatile economy in 2009 and running the program for two consecutive years in 2008 and 2009 limited our visibility into the program’s impact. However, given the traction of the 2009 program, we will reintroduce it with additional exciting prizes that are expected to drive traffic in the third quarter.”

Rosenfield and Flax continued, “Additionally, we are excited to announce that in August we will launch two to three new licensed products outside the frozen category. This is in line with our strategy of expanding our branded products and prioritizing our commitment to this higher margin channel as we continue to leverage the brand.”

Rosenfield and Flax added, “Despite the Thank You Card Program timing shift, our second quarter operational momentum remains very strong. Our sales initiatives including our call center, expanded wine selections, catering program and Small Cravings menu are achieving excellent results, and our overall guest satisfaction scores are at record highs. We also rolled out our new menu last week with many items exceeding their individual sales expectations. We are committed to maximizing long-term value for our shareholders and driving the brand through innovation and strategies, both inside and outside the restaurants’ four walls.”

Rosenfield and Flax concluded, “As a reminder, on April 12, 2010, we announced that the Company was exploring strategic alternatives. This process is continuing and the Company does not expect to make further comment unless its Board of Directors has approved a specific course of action.”

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. There are 257 California Pizza Kitchen locations system-wide including 204 company-owned domestic locations. Franchised or licensed units include 29 international locations in China, Japan, Philippines, Malaysia, Singapore, Mexico, South Korea, Guam, Indonesia and United Arab Emirates as well as 24 units that operate domestically at airports, college campuses, travel plazas, Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in the Company's portfolio of concepts is LA Food Show Grill & Bar, which has locations in Manhattan Beach and Beverly Hills, California. The Company also has a licensing arrangement with Nestle S.A. to manufacture and distribute a line of California Pizza Kitchen premium frozen products. For more details, visit www.cpk.com

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," "forecast," and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
Media:
Sarah Grover, 310-342-5000
Investors:
Sue Collyns, 310-342-5000